Exhibit 99.1

PRESS RELEASE

For release:	March 10, 2022

Contact:	Media
Stephen W. Ries
Head of Investor Relations
(610) 668-3270
sries@gbli.com

GBLI Holdings, LLC to Redeem 7.875% Subordinated Notes due 2047

Bala Cynwyd, Pennsylvania, (March 10, 2022) - GBLI Holdings, LLC, a Delaware limited liability company and a subsidiary of Global Indemnity Group, LLC (NYSE: GBLI), today announced that it will redeem all of GBLI Holdings, LLC’s outstanding 7.875% Subordinated Notes due 2047 (CUSIP No. 37959R202) (the “Notes”) on April 15, 2022 (the “Redemption Date”). On the Redemption Date, GBLI Holdings, LLC will pay to the registered holders of the Notes a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the Redemption Date. As of March 10, 2022, $130,000,000 aggregate principal amount of the Notes were outstanding.

This press release does not constitute a notice of redemption of the Notes. Holders of the Notes should refer to the notice of redemption delivered to the registered holders of the Notes by U.S. Bank, National Association, the trustee with respect to the Notes.

About Global Indemnity Group, LLC and its subsidiaries

Global Indemnity Group, LLC (NYSE:GBLI), through its several direct and indirect wholly owned subsidiary insurance companies, provides both admitted and non-admitted specialty property and casualty insurance coverages and individual policyholder coverages in the United States, as well as reinsurance worldwide. Global Indemnity Group, LLC’s four primary segments are:

•	Commercial Specialty

•	Reinsurance

•	Farm, Ranch, & Stable

•	Exited Lines

For more information, visit the Company’s website at www.gbli.com.

Forward-Looking Information

The forward-looking statements contained in this press release1 do not address a number of risks and uncertainties including, COVID-19. Investors are cautioned that Global Indemnity’s actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. These statements are based on estimates and information available to us at the time of this press release. All forward-looking statements in this press release are based on information available to Global Indemnity as of the date hereof. Please see Global Indemnity’s filings with the Securities and Exchange Commission for a discussion of risks and uncertainties which could impact the company and for a more detailed explication regarding forward-looking statements. Global Indemnity does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

[1]	Disseminated pursuant to the “safe harbor” provisions of Section 21E of the Security Exchange Act of 1934.